Exhibit 99.1

Operator:

Good morning, ladies and gentlemen, and welcome to the Horizon Lines 2007 earnings guidance conference call. [OPERATOR INSTRUCTIONS] As a reminder this conference is being recorded Friday, January 12, 2007. I would now like to turn the conference over to Mike Avara, Vice President Investor Relations and Treasurer.

VP

(M. Avara):

Thank you, good afternoon, everyone, and welcome to Horizon Lines 2007 earnings guidance call. Thanks for joining us today. With me today are Chuck Raymond, our Chairman, President, and CEO; John Handy, our Executive Vice President; and I’m actually filling in for Mark Urbania today, our Senior Vice President and CFO. Mark is dealing with a family illness today. So I’m pitching in for Mark.

Before we begin I need to take a minute to turn your attention to the Safe Harbor statement on page three. During this call, we’ll be making certain forward-looking statements. Although we believe these statements are reasonable, we can provide no assurance that they will prove correct. Important risk factors that can cause actual results to differ materially from those in our forward-looking statements are contained in our filings with the SEC. In addition, the information contained in this call is believed to be accurate, only on the date discussed and the Company undertakes no obligation to update any information provided on this call. I’d like to now introduce Horizon Lines Chairman, President and CEO, Chuck Raymond and turn the presentation over to Chuck.

CEO

(C. Raymond):

Thank you, Michael, and good afternoon, and good morning to those on the West Coast. 2007, a great year we’re looking at, continuing on with the progress we’ve made in the last few years here, at Horizon Lines. Now, I want to just take a few minutes and give you a top level look at 2007 and a little idea about the kinds of earnings that we’re looking at for the year.

First of all, we will be taking delivery of our five new Hunter class vessels. These are 23 knot, 2,800 TEU ships that are under construction. We will be phasing those into our Trans-Pacific service during the middle part, latter part of March and then into April. They of course are running in a deployment that is supported by our Maersk agreements which we have been fortunate to extend through the year 2010 with some options after that, so we have a very stable revenue base from the Maersk arrangement and the TP-1. Our Horizon Edge initiative, John Handy is going to take you through what I think is very good progress. We are ahead of plan, moving a little faster and feel very confident about the objectives that we have set for the Edge project. As we move along here, we’re taking some of our free cash that we’ve generated and reinvesting that into the business. As you know, we’ve paid down debt of $25 million the last week in December, I believe it was, or perhaps a little before then, we’re also going to this year invest pretty heavily into our terminal infrastructure where we get very good returns so I think that’s something that you’ll be pleased to see.

On the technology front, we’re working in the State of Alaska on a very innovative and groundbreaking project with RFID technology. John’s going to take you through that. We see good possibilities in the future for applying this to our customer’s freight shipments in order to give them better visibility in their supply chain but also give us better visibility and better operational control as we have custody of their shipments.

Also, on our container fleet, we continue to upgrade quality and the cost of our container fleet. We’re excited about the opportunities again this year to bring in new units into our fleet and continue to bring refreshed containers to our customers, and of course, you know our strategic plan here is to grow in the red, white, and blue sector. John Handy is going to give you a sense of how we’re doing on that front as well. On page six of these presentations, we have an adjusted EBITDA growth slide that you’ve seen before. I just want to comment that we will have our earnings release for the fourth quarter of 2006 on March the 2nd and of course, the guidance that we have out there for the full year 2006 is $164 million of EBITDA guidance.

Presuming that that’s correct, that will make I think it’s 21 quarters in a row of year — or 20 quarters in a row I guess of year-over-year earnings growth for the Company, whether that was EBITDA in the days of private equity or earnings per share in the days of the public company that we are today. We’re obviously very proud of that. We intend to keep that pace going and to help us do that, will be John Handy, our Executive Vice President and he’s going to give us a commercial and operations outlook for 2007. John?

EVP

(J. Handy):

Sure, thank you very much and as Chuck said, welcome everyone to the call. You’ll see in the following slides that I’m going to cover a high level trade update and I’ll give you the latest and greatest on TP-1, an update on 2006 with Edge, and our look forward into 2007 and because our CapEx and drydocking issues are substantive this year, I’m going to spend a minute or two on some updates there.

On slide eight starting out with Alaska trade lane, if you look at the analysis by the State, it’s obvious that the government there in Alaska feels confident that the growth is going to continue basically because of the elevated oil prices. Certainly that’s also due to favorable national and international economies and the continued significant federal spending in Alaska. Overall, in the jobs area, we would expect that they would increase by a healthy 2% in 2007.

Another point about Alaska of course is the total annual federal spending which is about twice the national average on a per capita basis. Now, that’s about $13,000 per person and if you look at how that breaks out, about 30% of that is related to the military spending within the State. On the topic of oil, many of you probably are aware that oil prices per barrel recently dropped below the $50 range in Alaska. An interesting fact that the State has put out that when they have a $5 per barrel increase or decrease, it changes the State GSP by between $2.3 and $2.4 billion and so we constantly watch the price of oil. If it goes up it’s very helpful to the State, if it goes down, it’s not as harmful as it is positive but we still watch that.

On the construction front, if you look at the U.S. Corps of Engineers anticipated spending of $800 million in 2006 and the fact that the Corps does expect to spend at least that much in 2007, Alaska really is unique in that it’s the only district where major programs underway in all three categories of responsibility of the Corps, that’s in military areas, civil works, and environmental regulation. If you look at the other side, opposite the Corps in both public and private construction, we estimate that somewhere around $6.5 billion was initiated in 2006 and continuing well into 2007.

Another important point for us, of course, is the worldwide demand for wild salmon is growing remarkably which counters a recent challenge from salmon farms. The salmon is the positive note and on the other side of the coin of course is that we expected the quotas for Pollack are going to drop and that will be both in the Bering Sea and the Gulf of Alaska. The overall data shows a fairly busy seafood season in 2007. And finally for Alaska, we see about a 1.5 million tourist visit in Alaska annually and that will continue well. So overall, I tell you, we look at steady growth for Alaska.

On the capital expenditures side in Alaska, we’ve made some fairly significant commitments for both terminal and gate enhancements to streamline our operation and I would just point out that once again this year, we plan to deploy the Fairbanks during the strong summer surge. I’d also note that we are putting a larger crane in Dutch Harbor and making some infrastructure investments and that will prepare us for the busy seafood season as well as our international customers that may need to be serviced with somewhat larger ships. I’ll just add a point at the bottom left hand corner of that chart nine, that the crane that you see there is an earlier move of a new crane out to Hawaii but that gives you an example of what the crane move will be like into Dutch Harbor for us.

Continuing on chart ten, looking at the Hawaii/Guam area. The Hawaiian economy is expected to expand in 2007. The construction should continue to be strong, but at a somewhat slower pace than in the past year or two that we’ve seen and there are currently $6 billion of work in the pipeline which certainly is a positive note for us. If you look at tourism, the State expects the tourism to grow by 2%, visitor days are expected to grow 2.9% and 2007 should see the third straight year of over 7 million visitors to the State. If you turn to the military side of it, the 25th infantry division is expected to return from Iraq some time in the third quarter of 2007 and as we’ve talked many times in the past, the Marine move to Guam as well as Air Force additions, about 8,000 Marines, about 1,000 Air Force, certainly portend robust growth for the Guam area. So for the overall outlook in Hawaii-Guam, we would probably categorize that as continued growth.

Looking again at the capital investments in Hawaii, they are fairly significant, much like Dutch Harbor, we are in this case raising the Honolulu cranes by 21 feet each, that saves as you would well imagine significant money over having to purchase new cranes, and that’s for the purposes of our TP-1 ships as well as perhaps any larger ships that we might be called upon to service. We’re also beginning our Sand Island terminal expansion which will give us a 40% capacity increase. Now, we have new refrigerated equipment in water to support the continued reefer expansion in the Hawaii/Guam trade and we’re also really excited to brag about our introduction of the new Micronesia service which you see on the slide or the little picture to the left where we have service into Chuuk, Pohnpei, Kosrae, Yap and Palan, that’s a very smart growth expansion for us.

Turning to Puerto Rico. Our source there is economic planning development department. They project a 1.2% economic growth in 2007, that’s their prediction; however they caution and we certainly believe this caution is true that that growth could be impacted by energy prices that they could revise. We all know they are going down right now but if they were to rise that could impact that projection, if consumer confidence is somehow shaken in the Island then that would have an impact and of course if there was some change negatively in the U.S. economy, that also might effect them but overall they project a 1.2% growth. The tourism industry is another key aspect of the Puerto Rican economy estimated to be a $3 billion boost at 7.1% of the gross national product of Puerto Rico comes from the 5 million visitors over the past year and that’s predicted to go again into 2007.

As part of the tax reform that we’ve talked about for many quarters now, the employers are withholding less than they normally would effective January 1. That’s supposed to put an extra $350 million into circulation throughout the year of 2007. And there is, in spite of the closure, some expansions of pharmaceutical plants offsetting those closings on the island , so overall, if you ask how we would call it, I’d say minimal but steady growth, very positive for Puerto Rico.

If I look at the capital investments that we’re making in the San Juan terminal, the land realignment is perhaps the major contributing factor that will improve our operating efficiency, that reallocation allows us to configure the port appropriately and we’ll pave our yard areas, we’ve added new lighting, new generation gate automation over the current generation we’ve got and you see pictures of the temporary gate and the final gate that will certainly net us cost reductions and lead to improved operating margins for Puerto Rico.

Now, I’ve mentioned refrigerated containers several times in the briefing so far. I’ve got two slides coming up. Slide 14 is entitled refrigerated containers. What we show here in the chart in the top left is the rather significant growth in outbound refrigerated containers as well as inbound. That’s certainly because we’re shifting more and more cargo to the higher margin refrigerated container than the automotive containers. That’s consistent with our business plan and indicates our plans for the future to fuel growth and increase customer satisfaction.

Chart 15 shows that the significant cost reduction as we’ve added refrigerated containers. As an interesting point, we currently possess approximately 5,800 refrigerated containers, 2,400 have been added since 2003 and we expect to add somewhere between 960 and 1,000 in 2007. All of that targeted at reducing costs significantly and the incidence of cargo claims against those new reefers. Again, improve customer satisfaction and reductions and overall cost of service.

Now, I thought that it might be useful to look on the topic of TP-1, Chuck’s already mentioned a couple of the major points about the details of TP-1, but if you look at this significance chart there, clearly, I think all of you understand that this is an effort to replace older and somewhat smaller Jones Act vessels with new and less expensive to operate vessels. That allows us as you all know to dedicate Jones Act vessels to serve only the Jones Act markets, that creates additional capacity and improves our slot cost economics. Many of you have asked what we thought we would do with those excess ships, the list is everything from coastwise trade. We could — we obviously can use them for any kind of surge capacity. We can use them for drydocking really. We can use them if we wanted to enhance our service in the Pacific. We could certainly do that with these assets. There’s quite a list and we will work that throughout the year.

This new and improved TP-1 service is the basis to extend agreements with Maersk, as Chuck mentioned yielding stability for us and continued benefits to the end of 2010 and as Chuck pointed out, we have a two year extension built in that’s mutually agreeable upon by both parties. This clearly is our first step in the effort to expand our fleet and enhance what we have within the Company.

Chart 17 shows that our vessel delivery and phase in dates remain totally unchanged and completely on schedule targeting that March 18, start of the TP-1. I’d point out that the performance of Horizon Hunter Horizon Tiger certainly meet our highest expectations. The final point I’d make there is the estimated 2007 net cost impact of the TP-1 service is still at $15 million.

Now that’s critical because as we look at Horizon Edge on chart 18, I’ll start out by just mentioning that a lot of people don’t realize where the word “Edge” comes from. Edge is actually an acronym for evaluate, design, and gain efficiencies. That’s exactly what we’re doing within the Edge process, looking at all Company processes and cost drivers, focused clearly on our customer satisfaction, but I also point out a significant aspect is the fact that Edge is an investment in our most prized assets, our associates, the people who generate the enthusiasm, and the professionalism within this company. Edge clarifies our individual roles and responsibilities. It provides training and new tools and systems that we’re putting in place and it provides clear performance expectations and accountabilities. We’re doing that through coaching and mentoring activities from top to bottom.

So in summary for 2006, all of our milestones were achieved and the gross benefits, cost reduction is ahead of plan. You’ve probably seen these numbers, $3.9 million versus a budget of just under 3 million. The 2007 savings targets are still projected to remain at a minimum of $13 million.

Now, many of you have asked about the current sources. We’ve discussed this at length in the past so I’m not going to go over every bullet, I’ll just point out the that the major areas are shown on chart 19 and 20. In the offshore ports of Puerto Rico, Hawaii, and Alaska, you see listed there all of the potential savings, not potential but actual savings I should say at all of those locations. The main point I’d emphasize is we’re implementing these lessons learned in Guam, Kodiak, and Dutch Harbor right now in Q1 of 2007. In the supply chain area, one small example is a record number of containers that we’ve been able to return to Asia and that not only helps us but it helps right size our fleet.

Turning to chart 20, under sales, just a small example of a system upgrades and the pricing, sales tool enhancements that are in progress and our alignment meetings which are allowing what was heretofore fairly separate areas within the sales and marketing area to work together to come up with process improvements and we’re excited about what that’s going to contribute well into 2007. Under domestic ports, this of course is our six domestic ports, we’ve kicked off ahead of time in Q4 of 2006 with Tacoma and it’s leading the fleet right now in 2007.

The 2007 focus on chart 21 starts right out with emphasizing the minimum savings of $13 million in savings and cost reductions for 2007, looking at these major areas. A significant point for us as we look at Edge. 2006 was not a full year of the endeavor and we took the low hanging fruit to start with as I call it. That low hanging fruit is certainly in the pocket. As you look at 2007, these are major areas of looking at, evaluating, then changing processes and facilitating some significant savings and we’re very confident in that $13 million figure.

I mentioned capital many times as I looked at the trade lanes, chart 22 talks about our capital outlook. Chuck mentioned the investment, Mike Avara is going to follow me with some more detail, but our total outlook is in two areas. I’d call it core and strategic. Overall, about $30 million will be spent in this area. The core of $14 million will be much like you’ve seen in prior years covering IT systems, vessel maintenance, upgrades, internal equipment replacement and our growth needs the strategic is that significant point I made at the end of each trade lane slide and that equates to about $16 million to invest in the areas that you see. All of these investments are to ensure our sustained growth will continue into the future, and as you see those unfold, I think you’ll be as excited as we are about that.

Now, a word or two about drydock expense. Our total drydock expenditures for 2007 will be $26 million. That’s because we have nine vessels scheduled to drydock and that’s entirely due to regulatory timing. Now, as shown on the chart our 2005 of six vessels and 2006 of five vessels. Like I said, we’ll have the nine vessels in 2007 and we go back to a more normal three drydock vessels in 2008. A key point for us here is that the phase in of the new TP-1 vessels will allow us to use those vessels to cover the drydock program for our Hawaii and Guam vessels. That’s a significant point. Having said all of that I’ll turn the rest of the briefing over to Mike Avara. Mike?

VP

(M. Avara):

John, thank you. I’ll be introducing the 2007 financial guidance for the first time here. But let me start first by saying that we’re very comfortable with and are today confirming the earnings guidance for 2006. As Chuck mentioned, we will be conducting our fourth quarter and full year 2006 call on March the 2nd, 2007. Having said that, we thought it was a little bit late to be giving guidance for 2007 and decided to do this separate call today.

In terms of guidance, we’ll be providing our usual guidance on revenue, EBITDA, and EPS, but also for the first time for free cash flow on an annual basis. We won’t be giving guidance on a quarterly basis because of a lot of timing changes that can occur on cash disbursements and receipts but we’ll give annual guidance on free cash flow.

Now, looking at 2007, we’re expecting another great year at Horizon Lines. Revenue, EBITDA, EPS are all expected to be up nicely over 2006, for both the first quarter and the full year 2007. Turning to the full year first, using the guidance mid point ranges, you’ll see that revenue is up about about $61 million or 5.3%. EBITDA will grow by about $13 million or 7.9%. EPS will improve by $0.23, a very strong 17.8%. Looking at free cash flow, we have $27 million to $34 million of free cash flow as our guidance. This is down a little bit from prior years and certainly down from what we expect in future years and I’ll walk you through that in the next page or two. Quickly on the 2006 first quarter, I would just point out that if you look at all of the ranges for our guidance in 2007, we very easily beat the numbers in 2006, actual numbers of $275 million for revenue, $31.8 million for EBITDA, and EPS at $0.07 per share on an adjusted at a 20% tax rate it would grow to about $0.10 per share, on an apples-to-apples basis.

Turning to revenue growth, again, about $61 million or 5.3%. Volume growth will be in the low single digits, we expect in 2007. We’ll continue our strategic initiative to upgrade our product mix, that will yield some additional revenue also. General rate increases will be in the low single digits. Looking at fuel recovery, if fuel prices go up, revenue would go up if fuel prices go down, revenue would go down, but the important point is that EBITDA will remain the same as we fully recover the price of higher fuel.

Turning to EBITDA, we’re looking at improvement of $13 million or 7.9%. A couple of points to recall, TP-1 and Edge together make it 2 million, still expected for 2007. TP-1 outlook of a negative $15 million is unchanged, and Edge as John said is a minimum $13 million of savings to essentially offset the phase in costs of TP-1. Expense assumptions of inflation based on about 3.5% and again, we replaced 50% of our reefer fleet and have reduced the average age to just under five years that will yield savings in maintenance, insurance and claim costs and we have significant large investments in our container fleet in 2007.

Looking at EPS, the leverage in our business yields an improvement of $0.23 or 17.8% in EPS. This assumes at this point only the mandatory minimum debt repayments but again, we expect as Mark indicated back on our third quarter call to probably prepay about $25 million again in 2007 as we did right at the end of 2006. And the tax rate of 20% is consistent with the rate that we gave back in October on our tonnage tax Conference Call.

Again, introducing free cash flow for the first time, Horizon Lines is a very strong generator of free cash flow, that’s a big part of our story and investment thesis. We do define free cash flow as after all bills are paid, including dividends. We are looking to generate $27 million to about $34 million of free cash flow in 2007. Again, this is down from recent years and down a little bit from our earlier 2007 expectations, but for all the very good reasons that John Handy discussed and a couple of higher than normal cash outlays that are outlined. I’ll just talk to the major ones here. We have sort of a lumpy payment stream on our D-7 Alaskan vessel leases and that impact is visible here. In fact, we paid $39.4 million on January 2. Capital spending is higher, largely due to the $16 million of strategic capital and drydock expenditures are higher this year but will drop when we return to a more normal three drydockings versus nine in 2007. Free cash flow will rebound very strongly in 2008 as these one-time cash outlays are behind us. One other important point to note I think is that we had about $100 million or so of cash on the balance sheet at the end of this year based on our current projections and that cash really has funded a lot of the payments that you see here including the $39.4 million sale lease back payment.

So to wrap up, we expect another great year financially in 2007. I would remind you briefly that we do have some uncharacteristic variability in our quarterly numbers because of the TP-1 phase-in costs and the Edge benefits, especially in the second quarter. We’re still expecting something about the negative $12 million that we discussed back in July, but please keep that in mind as you build your models and look at 2007 on a quarterly basis. Finally, once we get into 2008, TP-1, Edge, and our core growth will drive strong accretive earnings and cash flows at that point and going forward. With that I’ll turn it over to Chuck to wrap up and we’ll open up for any questions.

CEO

(C. Raymond):

Mike, good job. Thanks for taking us thank you through those financials. John Handy, thanks for giving us the the insight into the operating and the marketing side of our business. I think you can see that 2007 is another good year for us. We have good expectations here. A couple of critical projects like TP-1 and the Edge which are in alignment and we feel very comfortable about our position right now in January vis-a-vis those two critical projects. We look forward to double digit earnings again in earnings per share. I’m sitting here looking at an award from Lowe’s which is the 2006 platinum carrier award for 99.9% on time service, and it’s that kind of service that we’ll continue to bring the revenue levels in and the earnings to this company that we’re all enjoying. Thank you, again, and with that, I’ll turn it back to the moderator and we’ll open this up for questions.

QUESTION AND ANSWER

Operator:	Thank you, Mr. Raymond. [OPERATOR INSTRUCTIONS] Our first question comes from Jordan Alliger, with Deutsche Bank. Please go ahead.

ANALYST

(J. Alliger):

Yes, hi, afternoon. Just a couple questions. One, can you maybe talk a little about the two major initiatives. You did a really good job of walking through the TP-1 review and the Horizon Edge review. Obviously they are both critical parts to the strategy, so have you guys, would you guys be able to categorize any sort of positive or negative surprises on either of those fronts as you’ve started to get the ships in on the TP-1 side and as you’ve started to go through the Edge program or is it pretty much just as you would have thought?

CEO

(C. Raymond):

Yes, Jordan, that’s a good question. I guess what I’d say is so far, we’re very surprised that we haven’t had any issues with the vessels. These are new ships, typically you have little engine alarms going off and things like that. These have been incredibly reliable, so we’re thrilled about the quality of the construction and the quality of the operation of the new TP-1 ships that will be coming into our service in March and April. I would say that on the revenue side, we’re right on the money there. On the cost side, I suspect that we’re going to see a little better performance out of Edge than the $13 million. John’s over here shaking his head in a vertical way. So the good news there, Jordan, is as we learn these efficiencies in places like Puerto Rico as we pointed out or Hawaii or Alaska, we can take them and quickly move them into the other geographic areas and start to drive benefits from them and I’d say the enthusiasm of the Edge project inside the Company is like a snowball so that would serve us very well going forward. You know that we sort of hold ourselves back a little bit and said okay, $40 million is what we’re signing up for. We feel very good about that number and if we do this right and continue with the benefits that we see, we’ll be very happy with the $40 million, if not more.

ANALYST

(J. Alliger):	Right. And then just a follow-up. In terms of the drydock, is it, would I be correct in assuming that it’s more first half weighted than second half?

CEO

(C. Raymond):	Yes, that’s correct.

ANALYST

(J. Alliger):

Okay. And then just a final question. You mentioned, Mike, that to remember and consider the effect of the fleet coming in the second quarter and the $12 million impact, I guess my question is, and I’m not necessarily saying, well, what are you thinking for the second quarter, but when you sort of look at the $0.10 to $0.15 in the first quarter, are we talking comparable type of progression in the second quarter and then sort of the ramp from that there for the second half of the year? Is that how you’d think about it?

VP

(M. Avara):	Well the second quarter, Jordan, as you know is always better than our first quarter so in our core business, we will have that traditional ramp.

ANALYST

(J. Alliger):	Right.

VP

(M. Avara):	I just wanted to make people aware and remind folks about the cost that occurs in the second quarter, is a little bit disproportional obviously to the rest of the year for net, Edge, and TP-1.

ANALYST

(J. Alliger):	Okay, thank you.

VP

(M. Avara):	Thank you.

Operator:	Our next question comes from Darren Hicks with JP Morgan. Please go ahead.

ANALYST

(J. Chappell):	Hi, good afternoon, guys. It’s actually John Chappell calling from the road.

CEO

(C. Raymond):	Hi, John.

ANALYST

(J. Chappell):	How are you?

CEO

(C. Raymond):	Good, thanks.

ANALYST

(J. Chappell):

You guys did a pretty good job covering the ‘07 outlook so I know that this question doesn’t really have to do with the topic of the conference call, but I figured it’s still a little bit relevant. We’ve been hearing a lot of talk from some of the labor unions and some of the U.S. shipyards about doing work, whether it’s maintenance work or refitting vessels over in Asian shipyards and there seems to be a little bit more talk about going after the U.S. carriers with penalties and getting to do work in the U.S. Chuck, can you talk about what you’re hearing on that front and any operational or financial impact that you expect that might have on Horizon whether it be 2007 or even going forward?

CEO

(C. Raymond):

Yes, John, thanks for asking the question. Actually, we’ve been watching that very carefully. We’re not exactly sure what it is the small shipyards are after. This is a group called the Ship Builders Council of America. They are going after Matson because Matson was planning and I think are still planning on doing some conversion work overseas and they’re attempting to put some tougher standards in place. I guess basically to drive more work back to the U.S. yards.

In terms of any impact on us, we would be concerned about that because we want to have the flexibility to do our repair work wherever as long as we comply with U.S. laws and we have, but we’ve also complied with the tax requirements. We don’t think we have any exposure at all. I know there’s a lot of speculation out there by some of the trade periodicals but we scrubbed this very carefully going back and went through all of our records on the work we’ve done overseas and we think we’re in fine shape.

ANALYST

(J. Chappell):	Okay, that’s great to hear. Thanks a lot, Chuck.

Operator:	[OPERATOR INSTRUCTIONS] Our next question comes from Peter Wahlstrom with Goldman Sachs.

ANALYST

(P. Wahlstrom):	Good afternoon.

CEO

(C. Raymond):	Good afternoon, how are you?

ANALYST

(P. Wahlstrom):	Doing very well, thanks. Could you talk a little bit more about the Micronesia service and the timing of that service going in place and potential other acquisitions throughout 2007 that you’re eying?

EVP

(J. Handy):

Well, this is John Handy. Our press release, I believe, is out and we initiate the service on the 15th. Horizon Lines, takes cargo from the West Coast out to Hawaii, then to Guam and at Guam it is transloaded on our Bill of Lading through our new Company, Horizon Lines of Guam, LLC. They have two subcarriers that will then take it, distribute it in the Micronesian Islands to the five locations. We’re excited about that because it will provide some very high quality service to a portion of our business that we heretofore we have not been able to tap.

ANALYST

(P. Wahlstrom):	And any other additional acquisitions that currently are being eyed at this point?

VP

(M. Avara):	Peter, it’s Mike. Just to clarify, it’s not an acquisition. This is a new service that we started up, so just to clarify on that point.

ANALYST

(P. Wahlstrom):	Okay.

CEO

(C. Raymond):

This is Chuck. Just two things. This is one that we use the connecting carrier on off of Guam and so there’s no CapEx involved in our working with these two independent carriers. The other thing I want to do, I want to go back on the issue about the shipyards and their desire to push more work toward the U.S. I mentioned that we believe that Matson had plans. They publicly disclosed those plans and from what we’ve seen, they’re also totally in compliance with the U.S. laws and don’t see any reason why they shouldn’t be doing those — that work overseas but in fact, if they are going to do some preparatory work overseas and finish it off in the U.S. which is fine. I didn’t want to give the impression that we felt that Matson was doing anything wrong. Did we have anymore questions?

Operator:	Our next question comes from Jason Kremer with Caris & Company. Please go ahead.

ANALYST

(J. Kremer):	Good afternoon. Hello?

CEO

(C. Raymond):	Good afternoon, Jason.

ANALYST

(J. Kremer):	I was just wondering if you guys saw any market share gains in 2006 in any of your major markets or if you see any going forward in ‘07?

EVP

(J. Handy):

It’s John Handy. We’re still at our roughly 36% of the market of the container carriers in the Jones Act. It seems to be pretty stable in terms of market share. There may be some potential growth, as Chuck mentioned in our red, white, and blue strategy in the government sector, there may be some overall growth in the Pacific because of the troop movements but then all of us, meaning the Jones Act carriers will be competing for that business as well, and so the bottom line is that I think we’ve seen stable market share, certainly in 2006 and I don’t see anything that’s going to dramatically change that in 2007. There’s always the potential to grow but I think we’re looking at good stability.

ANALYST

(J. Kremer):	Okay, great. Thanks.

Operator:	Gentlemen at this time I’m showing no additional questions in the queue.

CEO

(C. Raymond):	Okay, well, thank you very much for your interest and we will be talking to you on March the 2nd, talk about the fourth quarter of 2006 and give you the details of our earnings at that time.

Operator:	Ladies and gentlemen, this does conclude the Horizon Lines 2007 guidance conference call. You may now disconnect and thank you for using AT&T teleconferencing.

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